Exhibit 99.1

NEWS RELEASE

Industrial Services of America, Inc. enters stainless steel metal-recycling business through the purchase of certain assets from Venture Metals, LLC

--    Transaction expands range of ISA metals recycling capabilities

--    ISA to occupy Venture Metals' Louisville facility

--    Key Venture Metals employees join ISA

LOUISVILLE, Ky. (January 20, 2009) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today announced the company's expansion into the stainless steel recycling market by purchasing inventories from Venture Metals, LLC and hiring two of its key executives.

Venture Metals, formed in 2006, buys and sells scrap metal, primarily in the stainless steel recycling market for super alloys and high temperature metals.  The ISA purchase includes approximately $9.0 million of existing inventory. ISA has the right to use Venture Metals' five-acre processing site at Campground Road in Louisville and plans to use a three-acre site in Mobile, Al. upon assignment of the Venture Metals lease.

The all-cash transaction was funded through an existing line of credit, and ratified by ISA's board of directors. ISA formed a new division, ISA Alloys, to specifically focus on the stainless steel recycling business.

"This transaction is a tremendous opportunity for ISA," said Brian Donaghy, ISA's President and Chief Operating Officer. "The success of Venture Metals' talented leadership provides a solid foundation for expanding ISA's capabilities in the stainless steel recycling market. Revenues from this new ISA Alloys division are expected to approximate the size of our existing ISA Recycling division. Additionally, this deal will provide new locations for building our ferrous and non-ferrous scrap metal and recycling businesses."

Joining ISA are Venture Metals co-founders Steven D. Jones, who oversaw Venture Metals' Louisville operations, and Jeffrey P. Valentine, general manager of the Alabama facility. Jones and Valentine have a long history in the metals trading industry.  Each has experience as a metals trader, and each has been responsible for all aspects of their facilities' operations, including management, budgeting, purchasing, sales, and profitability.  Prior to forming Venture Metals, each was involved in management with ELG Metals, Inc. in McKeesport, PA.  The ISA board may also consider the appointment of Messrs. Jones and Valentine to officer positions with ISA in the near future.  Approximately 20 other employees of Venture Metals will join ISA Alloys in their current positions.

Jones said the opportunity to join ISA fits well strategically and operationally, as ISA provides an existing network of collection, transportation and processing capabilities. ISA's multi-million-dollar shredder will provide additional processing capabilities for providing custom blends for stainless customers.

Donaghy said the company plans to expand the west Louisville site into a full service facility, with stainless steel recycling operations supplemented by a retail center that purchases ferrous and non-ferrous metals and automobiles. ISA's existing processing and sorting facilities are located on Grade Lane in Louisville, and in New Albany and Seymour, Ind.

Donaghy said ISA has contracts to market a substantial amount of the purchased stainless steel scrap inventory during the first quarter of fiscal 2009. ISA expects to enter into an agreement within the next 30 days to purchase certain fixed assets from Venture Metals and in the future, purchase the real estate related to the Louisville facility from an affiliate of Venture Metals.

The Venture Metals asset purchase is the latest in a series of actions ISA has undertaken to position the company for strategic growth. The multi-million-dollar shredder project, when completed, will expand processing capacity, offer specialty grades of scrap and improve end-product quality.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

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Contacts:

CEO Harry Kletter or CFO Alan Schroering, 502-366-3452; hklet@isa-inc.com or aschroering@isa-inc.com,  Industrial Services of America, Inc., Louisville.

Key words: recycling, scrap metal, ferrous materials, non-ferrous materials, waste management, international markets, stainless steel recycling